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                                                                   EXHIBIT 12.01

                               Computation of Ratio of Earnings to Fixed Charges
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                                                                   Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)



                                                         Year ended December 31,
                                                 ------------------------------------
                                                 1996    1995    1994    1993    1992
                                                 ----    ----    ----    ----    ----
Income (loss) from continuing operations,
   before income taxes and cumulative
   effect of accounting changes                  $487    $551    $210    $170    $(354)
Interest                                          118     --      --      --      --
Portion of rentals deemed to be interest           45      33      32      40       40
                                                 ----    ----    ----    ----    -----
Income (loss) available for fixed charges        $650    $584    $242    $210    $(314)
                                                 ====    ====    ====    ====    =====

Fixed charges:
     Interest                                    $118    $--     $--     $--     $--
     Portion of rentals deemed to be interest      45      33      32      40       40
                                                 ----    ----    ----    ----    -----
Total fixed charges                              $163    $ 33    $ 32    $ 40    $  40
                                                 ====    ====    ====    ====    =====

Ratio of earnings to fixed charges               3.99x   17.53x  7.56x   5.29x   N/A(a)
                                                 ----    ----    ----    ----    -----

(a) For the year ended December 31, 1992, TAP's earnings were not sufficient to cover fixed charges by $354 million.

The ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.